Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products and Inland Barge Groups
October 26, 2011

Thank you Antonio and good morning everyone.

Our Construction Products Segment continued to perform well during the summer season. The segment produced an operating profit of $17.8 million for the quarter compared to $20.3 million during the same quarter a year ago. Last year’s higher third quarter profits included a onetime gain of $3.8 million on the divestiture of our asphalt business and a ready mix plant in Louisiana. When this onetime gain is eliminated, earnings improved quarter over quarter by approximately 8%.

In early April of this year, we completed an asset swap that enhanced our aggregate holdings. On our last quarter’s earnings call, we discussed two recent acquisitions, one in Highway products and one in Galvanizing. These acquisitions have now been successfully integrated into our operations. During the 3rd quarter, we acquired another small highway products business. Combined these 3 acquisitions will add approximately $40 million per year in revenue.

All of our recent acquisitions, divestitures and asset swaps are part of a strategy to grow and reposition the Construction Products segment.

Moving to our Barge segment:
I am excited to say that we have recovered from the flooding of our plant in Missouri. We are currently running at 100% of planned production. Our people have done a great job getting us back to this point in a relatively short period of time. Despite the effects of the flood, we recorded operating profits of $26.0 million for the 3rd quarter. Insurance proceeds accounted for $3.1 million of those profits.

Barge movement of petroleum products, chemicals and coal continues to be strong. During the quarter, we signed $214 million in new orders. Our backlog has grown to $564 million dollars at the quarter’s end, which is $49 million higher than at this time last year.

Overall, I am pleased with the performance of both our Barge and Construction Products segments, both of which play significant roles in Trinity’s diversification strategy.

At this time, I will turn the presentation over to James.